Exhibit 10.25

December [●], 2020

[Recipient Name]
[Recipient Address]

Dear [Recipient]:

Romeo Systems, Inc. (“Romeo”) recognizes your dedication and hard work in connection with consummating our merger with a subsidiary of RMG Acquisition Corporation (the “Transaction”) and your importance to ensuring the success of the Transaction in the next six months. In recognition of your contribution, Romeo has granted you a one-time cash bonus (the “Retention Bonus”), subject to your execution of this retention letter and the consummation of the Transaction (the “Closing”) occurring.

Your Retention Bonus will consist of a lump-sum payment equal to $400,000, less applicable withholdings and deductions, and your “Retention Period” shall be the time from Closing through June 30, 2021. To earn the Retention Bonus, you must be an active employee of Romeo or its affiliates as of the end of your Retention Period, you must satisfactorily perform your job responsibilities during your Retention Period, and you must not have provided notice of your resignation.

Your Retention Bonus will be paid to you as a cash advance no later than January 8, 2021. If your employment ends before June 30, 2021 due to termination by Romeo or its affiliates without cause or your resignation for any reason, you will be required to repay your Retention Bonus to Romeo as of your employment termination date.

The Retention Bonus set out in this letter is discretionary in nature and does not create any contractual or other right to future payments that are equivalent or similar to such awards. Provided the terms and conditions of this letter are satisfied, the payment of your Retention Bonus will be in addition to your compensation and any other benefits for which you may be eligible in connection with your employment.

Sincerely,

[Company Signatory and Title]

ACCEPTED & AGREED TO:

[Recipient]	Date: